AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of the 25th day of April, 2008 by and among Old Mutual Capital, Inc. (the “Adviser”), Ashfield Capital Partners, LLC (the “Sub-Adviser”), and Old Mutual Funds II (formerly known as Old Mutual Advisor Funds II), a Delaware statutory trust (the “Trust”) to the Investment Sub-Advisory Agreement dated the 3rd day of July, 2007 by and between the Adviser, Sub-Adviser, and the Trust (the “Sub-Advisory Agreement”).

The parties desire to: (i) reduce the compensation paid under the Sub-Advisory Agreement with respect to Old Mutual Large Cap Growth Concentrated Fund (“Large Cap Growth Concentrated Fund”); (ii) reflect the completion of the reorganization of Old Mutual Large Cap Growth Fund (“Large Cap Growth Fund”) into Large Cap Growth Concentrated Fund (the “Reorganization”); (iii) reflect the name change of Large Cap Growth Concentrated Fund to “Old Mutual Large Cap Growth Fund”; and (iv) reflect the Trust’s name change to Old Mutual Funds II, which change was effective November 19, 2007. Accordingly, Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. All other terms of the Sub-Advisory Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party and is effective immediately following the closing of the Reorganization.

OLD MUTUAL CAPITAL, INC.	OLD MUTUAL FundS II

By: /s/ Mark E. Black	By: /s/ Robert T. Kelly
Name: Mark E. Black	Name: Robert T. Kelly
Title: Chief Financial Officer	Title: Treasurer

ASHFIELD CAPITAL PARTNERS, LLC

By: /s/ Claudia Owen
Name: Claudia Owen
Title: Chief Financial Officer

SCHEDULE A

DATED APRIL 25, 2008

TO

INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

ASHFIELD CAPITAL PARTNERS, LLC

OLD MUTUAL CAPITAL, INC.

AND

OLD MUTUAL FUNDS II

DATED JULY 3, 2007

PORTFOLIO	Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater

Old Mutual Large Cap Growth Fund	0.50%	0.45%	0.40%	0.35%	0.30%	0.25%	0.20%

Old Mutual Select Growth Fund	0.55%	0.50%	0.45%	0.40%	0.35%	0.30%	0.25%

Breakpoints will be calculated based on the total assets of each Fund

A-1